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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our reports covering Styling Technology Corporation, Gena Laboratories, Inc., Body Drench (a Division of Designs by Norvell, Inc.), JDS Manufacturing Co., Inc., Kotchammer Investments, Inc., European Touch, Ltd. II, and U.K. ABBA Products, Inc., dated March 15, 1999 (except with respect to the matters discussed in Note 14, as to which the date is June 23, 1999), March 21, 1997, March 21, 1997, March 21, 1997, March 21, 1997, May 1, 1998, and June 20, 1997, respectively, and to all references to our Firm included in or made a part of this registration statement.

                                          /s/ ARTHUR ANDERSEN LLP

Phoenix, Arizona
August 9, 1999